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            Opinion and Consent of Ropes & Gray Regarding Tax Matters
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                                                                    Exhibit (12)



                                 May 14, 2001

Fifth Third _____________ Fund
 -- Fifth Third Funds
3435 Stelzer Road
Columbus, Ohio 43219

Kent Funds
250 Monroe Avenue, NW
Suite 2500
Grand Rapids, Michigan 49503


Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization dated as of April 4, 2001 (the "Agreement"), between Fifth Third Funds (the "Acquiring Trust"), a Massachusetts business trust, on behalf of Fifth Third Funds ("Acquiring Fund") and Kent Funds (the "Target Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur on June __, 2001, or such other date as may be decided by the parties (the "Exchange Date"), pursuant to which the Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in the Acquiring Fund (the "Acquiring Fund Shares") and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund following which the Acquiring Fund Shares received by the Target Fund will be distributed by the Target Fund to its shareholders in liquidation of the Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections ___ and ___ of the Agreement. Capitalized terms not defined herein are defined in the Agreement.

         The Target Fund is a Trust which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of the Target Fund are redeemable at net asset value at each shareholder's option. The Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

         The Acquiring Fund is a series of the Trust which is registered under the 1940 Act as an open-end management investment company. Shares of the Acquiring Fund are redeemable at net asset value at each shareholder's option.

         For purposes of this opinion, we have considered the Agreement, the Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you provided us

                                            Very truly yours,
                                            DRAFT

                                            Ropes & Gray

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with a letter dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

         Based on the foregoing representations and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes:

        (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code. Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

        (ii) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Target Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Target Fund;

        (iii) The basis in the hands of Acquiring Fund of the assets of the Target Fund transferred to the Acquiring Fund in the transaction will be the same as the basis of such assets in the hands of the Target Fund immediately prior to the transfer;

        (iv) The holding periods of the assets of Target Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Target Fund;

        (v) No gain or loss will be recognized by the Target Fund upon the transfer of the Target Fund's assets to the Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Target Fund, or upon the distribution of Acquiring Fund Shares by the Target Fund to its shareholders in liquidation;

        (vi) No gain or loss will be recognized by the Target Fund shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares;

        (vii) The aggregate basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the transaction will be the same as the aggregate basis of his or her Target Fund Shares exchanged therefor;

        (viii) A Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets; and

        (ix) The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code. The Acquiring Fund will take these items into account subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.